Exhibit 99.1
CONFERENCE CALL TRANSCRIPT
SAIA – Q4 EARNINGS CONFERENCE CALL EVENT
DATE/TIME: January 31, 2012/11:00 AM EST

Operator

Good day and welcome to the Saia, Inc. fourth-quarter 2011 results conference call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Renee McKenzie. Please go ahead.

Renée McKenzie - Saia, Inc. — Treasurer

Thank you, Kevin. Welcome to Saia’s fourth-quarter and 2011 conference call. Hosting today’s call are Rick O’Dell, Saia’s President and Chief Executive Officer, and Jim Darby, our Vice President of Finance and Chief Financial Officer.

Before we begin, you should know that during this call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

Now I would like to turn the call over to Rick O’Dell.

Rick O’Dell — Saia, Inc. — President and CEO

Good morning and thank you for joining us to discuss Saia’s fourth-quarter earnings. Saia’s results for the quarter show that we continue to build on the positive momentum we’ve seen throughout 2011. Our revenue was $253 million, up 13%, and our operating income was $6.2 million. This growth in revenue and operating income reflects the successful efforts of our entire team particularly in the areas of targeted marketing, improved pricing, and progress with cost initiatives.

Some highlights from the quarter compared to the fourth quarter of last year include our earnings per share were $0.15 versus $0.04. Our operating ratio was 97.6 versus 99.2. Our LTL tonnage per workday increased 1.5%. LTL weight per shipment increased 2.8%, and our LTL yield increased 11% due to favorable pricing actions, increased yield and surcharges.

Meeting our service goal of 98% on time consistently and improving our other key metrics published in our Customer Service Indicator Index has allowed us to continue to advance pricing initiatives across our customer base. We again attained solid increases in our contract renewals during the quarter from customers who value Saia’s service quality.

I am encouraged with the results attained by our inside sales department which was launched this year. This group targets small customers and despite being in existence for only a year has shown significant growth with this small shipper segment, assisting in lane density in key lanes and targeted markets. We will be expanding this group into 2012 due to the success we have had.

Their focus as with the balance of our sales group remains on yield improvement, customer retention, and growth.

As I mentioned previously, our emphasis on engineered initiatives is designed to enhance service and lower costs. We continue to upgrade our driver handheld units to improve our customer service and to provide operational efficiencies.

We’re making good progress with our rollout on the electronic onboard recording devices and have now installed units in over 50% of our tractors. We expect installation to be completed on all of our units by midyear with additional functionality being activated thereafter.

We continue to achieve a 5% to 7% improvement in miles per gallon with the installation of these devices, with their reinforcement of optimal progressive shifting.

We reduced our purchase transportation spend in the quarter with increased tonnage and length of haul by re-optimizing our mix of internal and external miles. This conversion to internal miles improved both cost and service and it will support further growth opportunities going forward.

Our accident expense in the fourth quarter spiked due to severity, not a systemic performance issue. In fact, our frequency was improved over the same period last year.

Saia is devoted to our safety program focusing on training and continuous improvement. In 2012, we will continue to focus on safety training, utilizing the Smith System, one of the most respected driving training programs. We will increase time with our driver trainers, conduct pre-shift meetings, use of in-cab technology and constant awareness campaigns.

Our safety record is a strong one, built over many years of attention to this important segment.

Cumulative effect of higher yield combined with the increased demand for our services offset higher costs from healthcare, maintenance, accident expense, and workers’ compensation. While fourth quarter margins did not meet our targeted goal, the progress achieved by steady yield improvement and tonnage gains were significant enough to show meaningful improvement over last year.

Now I would like to have Jim Darby review some more detail of our fourth-quarter results.

Jim Darby - Saia, Inc. — VP of Finance, CFO and Secretary

Thanks, Rick, and good morning, everyone. As Rick mentioned, the fourth quarter of 2011 earnings per share was $0.15 compared to $0.04 in the fourth quarter of 2010. For the quarter, revenues were $253 million with an operating income of $6.2 million. This compares to 2010 fourth-quarter revenue of $224 million and reported operating income of $1.8 million.

The LTL yield for the fourth quarter 2011 increased by 11% and was favorably impacted by continued pricing actions and increased fuel surcharge. Yield showed steady improvement again in this quarter as we continue to achieve price increases and target poorly operating accounts.

Fourth-quarter results were again adversely impacted by higher costs from healthcare and maintenance. The requirements to cover more dependents and the inflation in health service costs have continued the rise in healthcare costs.

In addition to more miles driven and an older age of fleet, maintenance costs were impacted by more costly routine maintenance and higher parts costs. These factors increased maintenance expense by $1 million compared to the fourth quarter of 2010.

Quarterly results were further unfavorably affected by claims expense, which was $4.8 million higher than the fourth quarter of 2010, primarily due to higher accident severity. While accident frequency was improved in the fourth quarter, a small number of accidents were severe.

Workers’ compensation expense was $2.8 million higher than fourth quarter of 2010, which reflects an increase in development of prior-year cases and higher frequency of current year injuries.

Depreciation and amortization ran $10.2 million during the quarter versus $8.7 million in the prior year quarter as our new tractors continued to come in to service.

Our effective tax rate was 37% in the fourth quarter. For modeling purposes, we expect our 2012 effective tax rate to be approximately 38.5%.

For the full year of 2011, revenues were $1 billion compared to $903 million in the prior year, a 14% increase. 2011 operating income was $28.1 million, with net income of $11.4 million compared to operating income of $12.1 million with net income of $2 million in 2010. Earnings per share for 2011 were $0.70 compared to earnings per share of $0.12 in 2010.

At December 31, 2011, total debt was $72.9 million. This compares to total debt of $90 million at December 31, 2010. Net of the Company’s $1.3 million cash balance, net debt to total capital was 24.6% at the end of 2011.

Net capital expenditures for 2011 were $68 million. This compares to $3 million of capital expenditures during 2010.

As we announced previously, the Company implemented a 2.5% wage increase for hourly line haul and salaried employees in operations, maintenance, administration, and management, which was effective December 1. We believe this step is important to attract and retain employees needed for the Company to continue to deliver best in class service to customers.

Additionally, this action demonstrates Saia’s commitment to a market-based wage program and will reward our employees, who have worked hard and sacrificed since the Company’s wage reduction in April of 2009. The impact of this wage increase is expected to be approximately $10 million annually.

The Company is planning net capital expenditures in 2012 of approximately $80 million. This level reflects the purchase of replacement tractors and trailers. The Company anticipates that the increased capital investments will favorably impact maintenance expenses in the future and reduce the age of fleet closer to our historical level. Also 2012 capital expenditures include Saia’s continued investment in technology.

Now I would like to turn the call back to Rick.

Rick O’Dell — Saia, Inc. — President and CEO

Thank you, Jim. I am encouraged that we made solid progress in 2011 by improving tonnage, enhancing yields, and the resulting profit. I believe the improvements in the execution over the last several quarters combined with recent technology investments have set the stage for additional progress going forward.

We have remained committed to our core strategy of improving yield, building density, enhancing customer satisfaction, and reducing costs through engineered process improvements. Saia’s strategy provides a solid foundation for long-term profitable growth and increased shareholder and customer value.

With these comments, we are now ready to answer your questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). Jason Seidl, Dahlman Rose.

Jason Seidl - Dahlman Rose & Co. — Analyst

Rick, Jim, Renee, how is everyone this morning? A couple quick things. Jim, I think you made the comment that you saw your yields increase throughout the quarter. Can you guys break that out a little bit and then maybe talk about what pure pricing was and what you’re signing contracts at right now?

Rick O’Dell — Saia, Inc. — President and CEO

Yes, we don’t give specifics like quarter-to-quarter. There are some seasonality impacts — I’m sorry — month-to-month, so I guess what we would tell you is the quarter pricing sequentially excluding fuel surcharge was up in the 2% range from third quarter to fourth quarter. And then our contract renewals averaged again in about the 5% range. There’s been good retention on the general rate increase.

Jason Seidl - Dahlman Rose & Co. — Analyst

That’s very helpful. Rick you mentioned the inside sales team. You said it is a year old and you’re going to grow it. What percent of your sales force is inside sales right now?

Rick O’Dell — Saia, Inc. — President and CEO

It’s pretty small. I would rather prefer not to give specific numbers, but they manage about 4% of our revenue and actually it’s probably only 2%, 2.5% of our sales force.

Jason Seidl - Dahlman Rose & Co. — Analyst

Okay, is there sort of an optimum number you think you want to get that to in terms of percent of revenue?

Rick O’Dell — Saia, Inc. — President and CEO

I think it’s a very profitable segment. We are making some good headway with it. We have to add some management resources and things but it’s a fairly low-cost investment. So as long as it continues to show these types of results, again it’s pretty — it was new for us to try it. We are growing it. We’re adding resources and they will have access to our customer relationship management system, which I think will make some enhancements going forward. So I think they could easily manage 8% to 10% of our revenue over time.

Jason Seidl - Dahlman Rose & Co. — Analyst

That’s helpful as well. Can I just look in terms of modeling this out; you had a pretty severe accident rate in the quarter, which drove up your claims to a pretty high level. Clearly last year you guys actually probably had a slightly lower than normal claims rate.

What should we be thinking about going forward especially as we model it out? Because your comps are going to be a bit skewed in the fourth quarter, all things being equal, correct?

Jim Darby - Saia, Inc. — VP of Finance, CFO and Secretary

Right, absolutely, and you’re absolutely right. Fourth quarter of 2010, the severity was very mild. So what I would tell you, Jason, is that we are probably about $3 million worse than an average quarter.

Jason Seidl - Dahlman Rose & Co. — Analyst

Okay.

Rick O’Dell — Saia, Inc. — President and CEO

From an accident expense standpoint. But there was the work comp factor as well.

Jason Seidl - Dahlman Rose & Co. — Analyst

So you’re looking then probably an unusual hit. It looks like about just under $0.12 a share in the quarter from that?

Jim Darby - Saia, Inc. — VP of Finance, CFO and Secretary

That would be about right, compared to an average quarter.

Jason Seidl - Dahlman Rose & Co. — Analyst

Compared to an average year, okay. So that sort of baseline, all things being equal, is that what we should think of as a more valid year-over-year comp for 4Q 2012?

Jim Darby - Saia, Inc. — VP of Finance, CFO and Secretary

That’s correct. And what Rick mentioned, because I mentioned in the script about the work comp increase that we saw. That’s up in the salaries, wages, and benefits line.

Jason Seidl - Dahlman Rose & Co. — Analyst

Okay, last question. I will turn it over to somebody else. Jim, you mentioned the tax rate jumping to 38.5%. Could you give us some reasons why? And should we expect that going forward into ‘13 as well?

Jim Darby - Saia, Inc. — VP of Finance, CFO and Secretary

Well, the uncertainty about the alternative fuel tax credit that we had the benefit of the last couple of years and it’s not in for next year at least at this point.

Jason Seidl - Dahlman Rose & Co. — Analyst

Fair enough. I will turn it over to somebody else now. Thanks for the time as always.

Operator

Art Hatfield, Morgan Keegan.

Art Hatfield - Morgan Keegan — Analyst

Good morning, everyone. Jim, can you give us what the tonnage or shipments did throughout the quarter on a monthly basis?

Jim Darby - Saia, Inc. — VP of Finance, CFO and Secretary

Sure, I will be glad to do that. Our LTL tonnage for the quarter as we go month by month, October was up 2.0%. November was up 2.6% and December was down 0.2%. And then so far month to date in January, we have been blessed with very good weather so far. We are showing month to date January LTL tonnage up 4.2% over a year ago.

Art Hatfield - Morgan Keegan — Analyst

As I recall last year, you had — everybody had weather problems in January and February. Is that correct?

Jim Darby - Saia, Inc. — VP of Finance, CFO and Secretary

That’s absolutely right. We had some really bad storms particularly — well, both months last year but in January I know for certain.

Art Hatfield - Morgan Keegan — Analyst

Okay, that’s helpful. Thanks. Just a couple other things. When we think about — well, let me first go to — you did a really good job on the purchase transportation line and I don’t recall you really talking about that specifically. If you did I apologize but can you talk a little bit about what you were able to do there in Q4?

Rick O’Dell — Saia, Inc. — President and CEO

Yes, we are always looking for those opportunities to kind of re-optimize our network in internal and external miles so I think if you look at it as part of our initiatives through the year were to address certain accounts from a pricing perspective. And at times you know that accentuates imbalance issues as you go through those changes during the year.

And so during that time period, we covered those imbalances with purchase transportation and at some points we had some that was suboptimal and so if you look at that, you go through and see where can we more effectively run round-trip with our own people to stabilize or improve service and reoptimize costs? And so we kind of went through that process and it really began to show some good benefits in fourth quarter.

Art Hatfield - Morgan Keegan — Analyst

That’s helpful, so that’s something that is really going to be an ongoing process.

Rick O’Dell — Saia, Inc. — President and CEO

So obviously it’s always an ongoing process. I think one of the things people don’t really recognize is it’s as much pricing risk or business risk that you take when you are trying to get material price increases. A lot of times you see you may lose a big piece of business in one lane and gain some business somewhere else.

We run a network, so that creates issues for us temporarily from a staffing and equipment perspective. So sometimes all — it’s clearly important to manage the yield and make sure you are being compensated properly. Sometimes the cost is actually more difficult to manage during a time when you are going through a business mix change like we saw over the last 18 months and as we kind of have gone through some of those things there was the opportunity to kind of reoptimize with more change than maybe we have seen in the past.

Art Hatfield - Morgan Keegan — Analyst

And so some of those benefits are clearly as you continue to grow network density is helping in that regard?

Rick O’Dell — Saia, Inc. — President and CEO

Right. And I would comment both — it’s both network density and balance, making sure you’re properly pricing your imbalanced lanes so somebody is paying for the empties.

Art Hatfield - Morgan Keegan — Analyst

Right, right, right. What was the employee count at the end of the year? And in conjunction with that, kind of as you think about your employee base right now and think about our cost structure going forward, what is your capability of incremental volume that you should be able to handle without having to make — obviously you make small changes here and there but without having to really do kind of major increases to your employee count?

Jim Darby - Saia, Inc. — VP of Finance, CFO and Secretary

Art, I will take that. We mentioned on our call in second quarter we had done some hiring in the second quarter to make sure we could maintain good service as we went through the summer vacation period. When we look third to fourth, our headcount is about the same, so it’s right around 7900. It’s up a little bit about 4.5% to 5% year-over-year, I believe. I will let Rick comment on the capacity question.

Rick O’Dell — Saia, Inc. — President and CEO

Yes, I guess first of all, I would say our number one priority is quality from a service standpoint and making sure we have the resources in place to provide a consistent product to our customers. And I think if you look at coming out of the downturn, there were some places where we probably had too few employees and as business came back a little bit, we worked too much overtime. So there’s an opportunity to reoptimize that.

But I would say from a capacity standpoint, we should be able to handle — let’s just say if you had 5% more business, we would expect some half of that to come back to us for our productivity standpoint, from a density benefit perspective. I mean, that’s kind of an internal target that we would have.

Art Hatfield - Morgan Keegan — Analyst

Okay, last question and I will turn it over to somebody else and I’m going to prequalify this by saying I realize, I think everybody realizes you don’t give guidance, but given some of the anomalies in Q4 particularly with the casualty and how that hit you and given the environment we are in with one, you had so far to date a strong volume quarter and pricing going in the right direction. Is it feasibly possible for you to have a flattish OR quarter-to-quarter from Q4 to Q1?

Rick O’Dell — Saia, Inc. — President and CEO

I would say that the seasonally weaker first quarter is historically about 1 point worse than the fourth quarter. And so I would think you are right. With self-insurance expected to return to more normal in line with our historical experience and pricing improving, we should do a little better than that.

Art Hatfield - Morgan Keegan — Analyst

Okay, that’s very helpful. Thanks for the time this morning.

Operator

Scott Group, Wolfe Trahan.

Scott Group - Wolfe Trahan & Co. — Analyst

Thanks. Good morning, guys. So just to go back to the claims expense, is there anything from fourth quarter that carries over into the first quarter or is there something that reverses in the first quarter?

Then maybe if we keep up with having really good weather, do you think it’s fair to think about claims being lower than the $7 million per quarter that you think is a good normal run rate?

Rick O’Dell — Saia, Inc. — President and CEO

I guess with major self-insurance that we have of $2 million per accident unfortunately we are subject to volatility. There is kind of a normal variance around that average number, call it maybe $1 million one way or the other. We would call that to be kind of normal but a significant variance like we had would be unusual.

And I guess — I think your risk goes up somewhat with weather of having a serious accident, but a lot of the statistics would actually show that a lot of times people are more safe driving perspective and sometimes when there is inclement weather because everybody on the roadway is a little more careful.

But our specific incidents have not necessarily had to do with the seasonal weather from a safety and self-insurance perspective.

Scott Group - Wolfe Trahan & Co. — Analyst

Okay, that makes sense. As I think about 2012, if I just look at fourth-quarter and back out the $3 million give or take of higher than normal claims, we get to an OR in fourth-quarter ‘11 of about 96 and an annual run rate somewhere between ‘06 and ‘07 profitability levels. Is that a fair way to think about the margin or earnings power for the Company this year?

Rick O’Dell — Saia, Inc. — President and CEO

We don’t give guidance, I guess, but what I would tell you is I am very encouraged about some of the things we are seeing in the marketplace. I think volumes are okay and pricing is still pretty good. Then we commented just on one item about the line haul efficiencies that we are seeing. Our labor costs and our execution is trending favorable. Our on-time service is very good.

There is an opportunity for us to improve cargo claims, which I think we have some internal quality initiatives going on that I think will pay off there. So with respect to improved margins going forward, I’m pretty encouraged by the core execution and the opportunities that we see there both within the Company as well as the marketplace seems to be.

While it’s not outstanding, I think it’s pretty solid.

Scott Group - Wolfe Trahan & Co. — Analyst

Okay, you just talked about a bunch of different expense things going on. You talked earlier about D&A and the higher wages. Overall how do you think about cost inflation in 2012 when you add it all together?

Jim Darby - Saia, Inc. — VP of Finance, CFO and Secretary

Well, you’re right. We talked about the wage increase we gave, which we expect to have about $10 million annual increase. I would tell you that the healthcare cost and I just mentioned it briefly when I was going through fourth-quarter effects, but I would tell you for the year 2011, healthcare cost was up about $7 million, a little over 14%. And I would think that we would continue to see a double-digit increase in healthcare costs as we going to 2012. So that is another cost headwind we have to deal with.

And then depreciation as we bring on more equipment, of course our depreciation will go up. You can see the fourth quarter was at a run rate of $10.2 million. I would expect as we brought on units during the quarter and as we continue to bring them on in 2012, that’s going to go up to $11.5 million or so per quarter.

Those are things that we will see for continued cost increases. So as Rick mentioned, it’s very important that we continue to raise prices to get back to margins that we target.

Scott Group - Wolfe Trahan & Co. — Analyst

Okay, just last thing. There’s some talk about YRC National cutting out some of its next-day services and just want to get your sense on how you think you are positioned to capitalize on some of that volume?

Rick O’Dell — Saia, Inc. — President and CEO

Obviously we have a strong position in the overnight and second-day market. That is about 80% of our revenue, so we have a strong position to compete against everyone who plays in that marketplace out there. We certainly feel good about our position and the opportunities there as well as in other areas.

Renee McKenzie - Saia, Inc. — Treasurer

Thank you. We’re going to move on, Scott.

Scott Group - Wolfe Trahan & Co. — Analyst

Thanks, Renee. Thanks, guys.

Operator

Thom Albrecht, BB&T.

Thom Albrecht - BB&T Capital Markets — Analyst

Good morning, everyone. I wanted to follow up on the PT question a little bit more because historically the fourth quarter has been lower as a percentage of revenues at least in recent years. I understand some of the network initiatives you have under way. I guess what I’m trying to understand is would you expect it to be higher more in the first two or three quarters of the year even if it’s lower on a year-over-year basis?

In other words it was 7.2% of revenues. That just seems awful low given some of the seasonal trends to think about earlier in the year.

Rick O’Dell — Saia, Inc. — President and CEO

Yes, I think probably the better way to model it is with an improvement over where we have been. And because obviously the seasonal peaks happen in the second and the third quarters and that’s the same time when summertime comes and you lose some drivers to vacation, etc. So you are trying to manage through that combination of seasonal time period plus vacation periods.

Thom Albrecht - BB&T Capital Markets — Analyst

So go ahead and model for the seasonal increases, but also keep in mind that through some of the density and balance initiatives it may be as a run rate a little bit lower than it used to be as a percentage. Is that what you are saying, Rick?

Rick O’Dell — Saia, Inc. — President and CEO

Yes.

Thom Albrecht - BB&T Capital Markets — Analyst

All right, so your CapEx is $80 million. Do you anticipate borrowing to meet that or do you think your cash flows from operations will be able to fund that? And then do you have any scheduled debt due this year? I don’t think you do, but I am double checking.

Jim Darby - Saia, Inc. — VP of Finance, CFO and Secretary

Well, we have got current portions on like a $22 million and that’s the two scheduled payments on the notes which should be at the end of June and at the end of December. And we would expect to fund most of the capital expenditures through our throw off from operations. We will be in and out of the line based on timing of when we bring on the CapEx, but we expect to fund the majority of it through cash throw off from operations.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay, and then is your maintenance CapEx about $40 million? That is what you used to say during the downturn. I just want to make sure.

Jim Darby - Saia, Inc. — VP of Finance, CFO and Secretary

I would say that $40 million to $45 million and obviously we deferred CapEx through the downturn and between last year and what we have scheduled for 2012, we are catching up on some of that.

Thom Albrecht - BB&T Capital Markets — Analyst

And then lastly on the healthcare, you mentioned it was up about $7 million year-over-year last year. Where did you end up at, $59 million or —?

Jim Darby - Saia, Inc. — VP of Finance, CFO and Secretary

A little over $57 million for the full year of ‘11 and like I said, I would expect that to continue to go up at double digits.

Rick O’Dell — Saia, Inc. — President and CEO

The fourth quarter mitigated a little bit from some of the severity we saw in the third quarter.

Thom Albrecht - BB&T Capital Markets — Analyst

Right. Rick, I think there was a sense in the marketplace maybe October, November that pricing would definitely decelerate in 2012. But as we are almost into February now, it doesn’t seem like that has to be the line of thinking that whatever occurred with pricing last year there’s a very good chance that it could be very similar this year. Would you agree or disagree with that?

Rick O’Dell — Saia, Inc. — President and CEO

I think there’s still a good opportunity there. I think customers have a good understanding that our costs are going up and we have to be properly compensated for the service that we provide. The industry margins overall are still clearly inadequate to justify reinvesting in the business and certainly investing in growth, so we all recognize I think at our Company that we need to be very disciplined with respect to pricing and yield management perspective.

I think working through yield management initiatives is clearly a process. You do it, it’s account by account, negotiation by negotiation, and in some cases leverage the relationship and others, it gets down to a lane perspective.

And when you go through a correction with a customer who was mispriced by perhaps a significant degree, you can sometimes you get a large increase. Sometimes you lose the business and maybe it moves to somebody else at a higher rate. But the yields kind of migrate up.

And so I guess from one perspective, those big increases I would imagine like Saia, a lot of other companies have worked through some of their worst operating accounts but there’s still a base of business that still obviously doesn’t operate well. If our Company has operated in 97 we have — clearly have some accounts that aren’t paying their fair share and still need an adjustment.

To get me a new tractor costs $90,000 and a new van costs $29,000. I mean there’s no reason to be investing continuously investing in a business that is not generating the types of returns we need.

So I guess I can tell you I am committed and our customer base while they don’t like it I think they have an understanding of where they are and how their account is contributing or not and kind of what needs to happen over a time period.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay, that’s helpful. Thank you.

Operator

David Ross, Stifel Nicolaus.

David Ross - Stifel Nicolaus — Analyst

Good morning, everyone. First, I guess just to kind of round out the PT discussion we’ve had, it looks very good that you are optimizing your network again. That certainty is a problem with all the churn going on and the pricing actions that have been taken in the industry. But it looks like that’s more under control.

Now if you kind of exclude the network management that you’ve done, were PT costs on kind of a per mile basis, were they higher or were they even lower in the quarter year-over-year?

Jim Darby - Saia, Inc. — VP of Finance, CFO and Secretary

The actual PT cost per mile was up, David, and it was up because the rates were up plus the fuel surcharge was up.

David Ross - Stifel Nicolaus — Analyst

Okay, so you’re still —

Jim Darby - Saia, Inc. — VP of Finance, CFO and Secretary

So we netted out —

David Ross - Stifel Nicolaus — Analyst

— seeing pricing pressure from the truckload side of things, but you did a better job managing the network, so it was still ultimately lower?

Jim Darby - Saia, Inc. — VP of Finance, CFO and Secretary

Yes, we were able to drive down more miles more than that, so we netted out favorably.

David Ross - Stifel Nicolaus — Analyst

And then on the increase in average weight per shipment, do you think that’s generally due to customers shipping more each time they ship with you or is it an mix change taking on maybe more long-haul customers and regional customers or bigger shippers rather than smaller shippers?

Rick O’Dell — Saia, Inc. — President and CEO

Yes, I think in part of our repricing initiative, sometimes the minimum shipments don’t operate well and we’ve focused on making sure that we were properly compensated for that, so that may have driven it. I don’t know how much of it is the economy. A little bit as well getting a little bit better but we have kind of seen it. It’s been a pretty steady increase for us over a period of time and we are actually seeing that carry into the first quarter.

David Ross - Stifel Nicolaus — Analyst

Then do you have length of haul in the fourth quarter this year — or in 2011 versus fourth-quarter 2010?

Jim Darby - Saia, Inc. — VP of Finance, CFO and Secretary

Length of haul was fairly flattish fourth over fourth. I think it was down a little less than 1%. It was 727 versus 734 a year ago, so it’s pretty flat with a year ago, down slightly from third. It was 732 in the third.

David Ross - Stifel Nicolaus — Analyst

Then if you look at kind of the Saia map in the US, was freight stronger than any one or two regions over the others or freight weaker in any specific regions?

Rick O’Dell — Saia, Inc. — President and CEO

The Southwest and the Midwest kind of continue to be the strongest for us. And then part of what we are seeing, which you wouldn’t be surprised by, I would assume, is our field business is growing and our national account business is down and that’s actually obviously a reflection of our pricing initiatives and some of those national accounts not paying their way.

David Ross - Stifel Nicolaus — Analyst

Have you seen any of those national accounts come back to you after leaving over pricing, saying we do need your service or we are not really getting a better price anywhere else?

Rick O’Dell — Saia, Inc. — President and CEO

Sure. Yes, we have. You see that, too, at a period of time it goes somewhere else and then other people find out that it’s not working for them and then they address the pricing and the business comes back at a margin that is more acceptable.

David Ross - Stifel Nicolaus — Analyst

Okay, it makes a lot of sense because even a 97 OR is not acceptable. Now I guess the last question — not the last question — are you seeing any undisciplined pricers still out there anywhere or has the pricing environment fairly rational now?

Rick O’Dell — Saia, Inc. — President and CEO

I guess we have had pretty good success both in going through bids as well as some of our individual negotiations. So I think the market is still being — it’s still acting pretty rational overall. Obviously you get pushback from customers particularly if their business isn’t doing well or they took an increase last year and we may have had to stage the increase in over two increases because we didn’t feel like we could get it all at once.

So when you come back for the second time from a material increase, it’s — you get more pushback and people look more to evaluate their alternatives out there in the marketplace. It takes in transition risk maybe to other carriers or to a second or third tier carrier as well.

So it’s just kind of going okay I guess. I guess I’m fairly encouraged that the volumes are still okay so we just can continue to work on yields and the relationships that we have and the service that our customers expect.

David Ross - Stifel Nicolaus — Analyst

That’s great. Then on driver availability, have you had any issues on a regional basis or overall basis finding drivers?

Rick O’Dell — Saia, Inc. — President and CEO

Just a handful of markets are kind of tough and it’s kind of tightened up a little bit obviously with CSA and the economy coming back. Again, in LTL we have a higher quality of life than in truckloads so that’s kind of a target for us as people kind of migrate from one lifestyle — driver lifestyle to another.

And then we are also beefing up our dock-to-driver training program to get it more stable, more robust, and kind of focused on some of the areas that are higher costs, more difficult markets from a recruiting perspective and we would expect that to certainly assist over a period of time.

That’s something for us we have kind of — we’ve done it before for a period of time and then when things get tough and you don’t need drivers, obviously you went through a period of time where we were laying people off and I’d say you don’t really need a dock-to-driver training program during those time periods.

And it is something that we really need to kind of commit to and keep. It’s good for employees and the safety records of the people we’ve trained are better than our external hires and it’s something that we think will help us clearly over a period time on a couple of fronts.

David Ross - Stifel Nicolaus — Analyst

Excellent, thank you very much.

Operator

Tyler Brown, Raymond James.

Tyler Brown - Raymond James & Assocs. — Analyst

Good morning, everyone. Could you just break down the $80 million of CapEx between your rolling stock IP and if there is any real estate in there?

Jim Darby - Saia, Inc. — VP of Finance, CFO and Secretary

A small amount for real estate and it’s primarily replacement for tractors and we are starting to replace the trailer fleet. I would tell you we are looking at tractors buying new in the range of about a little less than 500.

Tyler Brown - Raymond James & Assocs. — Analyst

500 new. How many — do you plan to retire 500 or will there be some growth?

Jim Darby - Saia, Inc. — VP of Finance, CFO and Secretary

I think most of this is replacement, Tyler, was what we’re looking at. It gives us the opportunity to flex and grow if we need to but we are looking at this as mostly replacement.

Tyler Brown - Raymond James & Assocs. — Analyst

Okay, that’s fair.

Jim Darby - Saia, Inc. — VP of Finance, CFO and Secretary

And then about — I would say right now it is about 700 pups. And this is the first trailers that we bought in a while.

Tyler Brown - Raymond James & Assocs. — Analyst

Okay, that’s great. Do you know where you guys ended the year average age of tractor and trailer? And then assuming you do all the replacements, where those might shake out by the end of ‘12?

Jim Darby - Saia, Inc. — VP of Finance, CFO and Secretary

We drove down the average age of the tractors to about 6 1/2 years and because we bought so much last year, the trailers continued to age out because we didn’t buy any and they are running about 10.7 years. And so that’s why we are getting back into reinvesting in trailers starting next year.

Tyler Brown - Raymond James & Assocs. — Analyst

Okay, so a more normal age would be six, say on tractors and more like nine on trailers or so?

Jim Darby - Saia, Inc. — VP of Finance, CFO and Secretary

That’s about right.

Rick O’Dell — Saia, Inc. — President and CEO

We will get to six on the tractors this year and we will be at 10 on the trailers, so it should be improved. But — and the other issue got us I think particularly on the trailer perspective, as we purchase some logistics post-trailers and kind of refresh our pup fleet, there should be some load average opportunities there as well. So we would expect to gain some efficiencies in our line-haul network with that.

Tyler Brown - Raymond James & Assocs. — Analyst

Of your PUBs, how many of them do have the logistic bars or decking?

Rick O’Dell — Saia, Inc. — President and CEO

About 70%.

Tyler Brown - Raymond James & Assocs. — Analyst

Okay, that’s fair. Kudos to your team because the service has really improved of late. I think the 98 on time is about the best you’ve posted in the past decade. But I was just curious if you feel that the marketplace is really recognizing those service improvements. Does that really make your pricing conversations much easier when you can go in and show that kind of improvement?

Rick O’Dell — Saia, Inc. — President and CEO

It absolutely does. I think you’re right, the service at our Company has never been better on a number of fronts not only on time but first-time appointments, missed pickups are reduced dramatically. So we really have focused on the quality perspective and it’s something that we are committed to maintaining going forward through varying seasonal periods and cycles and the customers certainly see that.

What happens more than anything else is they use it against you to delay the increase that you have worked hard for even if you go through a brief period of service volatility.

Tyler Brown - Raymond James & Assocs. — Analyst

Okay, that’s fair. Thank you.

Operator

Jack Waldo, Stephens Inc.

Jack Waldo - Stephens Inc. — Analyst

Good morning. I wanted to ask — Jim, could you repeat what you thought D&A would look like for 2012?

Jim Darby - Saia, Inc. — VP of Finance, CFO and Secretary

We expect it to ramp up. You can see that the fourth quarter was higher than the other quarters for this year because we were bringing it on during the quarter — the new tractors. We’ve got pretty heavy CapEx for 2012 as well. So I would see that continue to ramp up to over $11 million, probably about $11.5 million or more per quarter.

Jack Waldo - Stephens Inc. — Analyst

Got you, so you are saying on average, it’s about $11.5 million?

Jim Darby - Saia, Inc. — VP of Finance, CFO and Secretary

Right, and it will ramp up as we go through the year because we are bringing on some new equipment now and then as we go through, we should get some relief on our maintenance costs, which has been running high over time.

Jack Waldo - Stephens Inc. — Analyst

Got you and then on the employee wage issue, do you know how much it impacted your SWB line coming in December?

Jim Darby - Saia, Inc. — VP of Finance, CFO and Secretary

In December, I would say it was about 800,000 or so because it was just in for one month of the quarter.

Jack Waldo - Stephens Inc. — Analyst

Okay. Then Rick, is the $10 million — it’s a little bit less than a point on the OR, right?

Rick O’Dell — Saia, Inc. — President and CEO

Right.

Jack Waldo - Stephens Inc. — Analyst

Okay, and then did you say on your comments on the expectations for the sequential change in OR, you were saying normally it’s down about 100 basis — or the OR is up about 100 basis points?

Rick O’Dell — Saia, Inc. — President and CEO

Right.

Jack Waldo - Stephens Inc. — Analyst

And you were saying that you thought it would be — or you can see reasons why it would be better than historical norms even if you include the roughly $2.5 million or $2 million swing factor in employee expenses?

Rick O’Dell — Saia, Inc. — President and CEO

Yes.

Jack Waldo - Stephens Inc. — Analyst

Okay, okay, I just wanted to clarify that as well. All right, thank you guys very much.

Operator

Jason Seidl, Dahlman Rose.

Jason Seidl - Dahlman Rose & Co. — Analyst

I am not one to follow up but I actually have a few things here. One, could you remind us in 1Q ‘11 where the weather was hitting you guys the most and what line items?

Jim Darby - Saia, Inc. — VP of Finance, CFO and Secretary

Well, it would’ve been really in reduced revenue. So in top line, we had several significant storms both in January and February. So I really think it is a top line with the tonnage being a lot less.

Jason Seidl - Dahlman Rose & Co. — Analyst

So it wasn’t in like op expenses or something like that?

Rick O’Dell — Saia, Inc. — President and CEO

Well, you kind of have both, right? The top line is down and then you have some — when you crank back up, you have incremental expenses just to get going. You are not very effective during that time period. You have delay of pay for people that are out on the road and get shut down.

Jason Seidl - Dahlman Rose & Co. — Analyst

Okay. You know, you mentioned you’re just over 4% here in January. You attributed a lot of that to the weather. How does the economy feel if we just exclude the weather impact?

Rick O’Dell — Saia, Inc. — President and CEO

I think its okay. To me volumes are okay and we continue to work on the yield opportunities. I don’t think it’s robust or anything to get overly excited about. But I don’t think there is — there’s not alarms going off or anything either. I think its okay.

Jason Seidl - Dahlman Rose & Co. — Analyst

Last question, obviously it’s going to take some time to probably get yourselves back to a yield number that is more — that sort of gives you a more acceptable return to reinvest in the business. But is the 5% renewals sort of where you want to be at going forward?

Rick O’Dell — Saia, Inc. — President and CEO

Obviously we would like to get more of it. One of the issues that we had I think certainly as a Company and probably as an industry obviously, is we all run networks and so we need a certain amount of business and tonnage to cover kind of the fixed costs of running our network and some of the lanes and the high service expectations that our customers have.

So we have to balance the hey, let’s fix everything now against what’s the risk to your volumes that you would have because at some point in time, there’s only a certain amount of cost management and cost cutting that we could take out.

So I think that if we can see the types of favorable cost trends that we have as well as getting that type of an increase, there is a material enhancement to our margins that we can get corrected. So you would always like to see more and I think the one thing that would be more encouraging I guess than anything is if you see some more tonnage, obviously that impacts our profitability, etc., but it also encourages you to take more price risk for the people that aren’t compensating you properly for your value proposition.

So an increase in tonnage regardless is something that could cause that yield objective to change as well.

Jason Seidl - Dahlman Rose & Co. — Analyst

Rick, going forward, as we see more tightness in the truckload sector and as shippers get a little bit nervous about capacity, we’ve seen a little bit of a modal shift to rail especially on the domestic front. Could there be any spillover benefit on the LTL side in larger shipments?

Rick O’Dell — Saia, Inc. — President and CEO

We’ve always seen that historically, right, once capacity gets tight. People will break up shipments or ship a truckload carrier who has taken a series of truckloads, drop-off type shipments. He won’t take those because he has got better utilization by getting a full load and so those tend to migrate back over to LTL. So obviously if TL tightens, it ends up being favorable to us as well.

Jason Seidl - Dahlman Rose & Co. — Analyst

Thanks again for the time. I really appreciate it.

Operator

Scott Group, Wolfe Trahan.

Scott Group - Wolfe Trahan & Co. — Analyst

Just real quick, do you have a sense on the yields for — so far in January?

Rick O’Dell — Saia, Inc. — President and CEO

It really hasn’t been any different than what we saw kind of in the fourth quarter in the 5% range.

Scott Group - Wolfe Trahan & Co. — Analyst

That’s net. If you want to gross the fuel, kind of up to that double-digit level?

Rick O’Dell — Saia, Inc. — President and CEO

Yes.

Scott Group - Wolfe Trahan & Co. — Analyst

Okay, great. Thanks, guys.

Operator

I am showing no further questions at this time. I will turn the call back to our presenters.

Rick O’Dell — Saia, Inc. — President and CEO

All right, thanks for your interest in Saia. We appreciate your participation in the call.

Operator

This concludes today’s program. Have a great day. You may disconnect at this time.